Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 26, 2020 (except Note 7, as to which the date is June 19, 2020), with respect to the consolidated financial statements of Driven Brands Holdings Inc. (f/k/a RC Driven Holdings LLC) contained in the Registration Statement on Form S-1 (File No. 333-251615) filed on December 22, 2020 and as amended on January 7, 2021, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Charlotte, North Carolina

January 15, 2021